UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 14, 2005
CIRCUIT RESEARCH LABS, INC.

(Exact name of registrant as specified in its chapter)

Arizona (State or other jurisdiction of incorporation)	0-11353 (Commission File Number)	86-0344671 (IRS Employer Identification No.)
7970 S. Kyrene Rd.
Tempe, Arizona 85284

(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (480) 403-8300
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On November 14, 2005, Circuit Research Labs, Inc. (the “Company”) and Phoenix Investors #9, L.L.C. entered into an office lease agreement under which the Company will lease approximately 36,300 square feet of office and industrial space, to be utilized as the Company’s corporate headquarters and U.S. based manufacturing facilities. The lease became effective on February 1, 2006 and has a term of 5 years, with an option to purchase from September 1, 2008 through January 31, 2010 at the price of $3.6 million. The initial base rent under the lease is $23,595 per month plus any applicable taxes. After the initial year of the lease term, the monthly payments increase at a rate $0.02 per square foot annually. The Company also has one five (5) year option to renew at the market price after the initial lease term. A copy of the office lease agreement is attached as Exhibit 10.1 to this report and is incorporated by reference herein.
On March 31, 2006, Jayson Russell Brentlinger, the father of C. Jayson Brentlinger, the Company’s Chief Executive Officer, President and Chairman, loaned the Company $475,000, secured by a demand note (the “Note”). All of the proceeds of the Note will be used to pay a portion of the March 30, 2005, settlement with Dialog4 Systems Engineering GmbH. The Note is payable within 30 days upon demand and has an interest rate of 11.5%. In addition, Jayson Russell Brentlinger may, at any time, convert the then outstanding principal of the Note into either common shares at $0.50 per share, or cumulative preferred shares $100.00 par value per share. Holders of the preferred shares are entitled to an 11.5% dividend per annum payable monthly. The preferred shares are also convertible into the Company’s common shares at a price of $0.50 per share and may be redeemed by the Company at any time. If, before March 31, 2007, the Company satisfies the Note and Jayson Russell Brentlinger has not exercised his right to convert the then outstanding principal of the Note, then Jayson Russell Brentlinger will be awarded options to purchase 950,000 shares of the Company’s common shares at a purchase price of $0.50 per share. If such options are granted, those 950,000 options will expire on March 31, 2007. The issuance of the securities related to the Note were made in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended. A copy of the Note is attached as Exhibit 10.2 to this report and is incorporated by reference herein.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
See Item 1.01 described above and incorporated herein.
Item 3.02. Unregistered Sales of Equity Securities.
On January 23, 2006, the C. Jayson Brentlinger Family Limited Partnership, of which the Company’s Chief Executive Officer, President and Chairman is the General Partner, converted 1,250,000 options to purchase shares of the Company’s common shares (the “Options”) at the option price of $0.55 per share (the market price of the shares on the date the option was issued), in the form of a cashless exercise, into 548,469 of the Company’s common shares (the market price of the shares was $0.98 on the day the options were exercised). The above issuance was made in reliance upon the exemption from registration of securities provided by Section 4(2) of the Securities Act of 1933, as amended. Because this was a cashless exercise, the Company did not receive any proceeds as result of the exercise of these options.
The discussion in Item 1.01 regarding the securities that may be issued upon the conversion of the Note by Jayson Russell Brentlinger is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.
Exhibits:
(d)

10.1	Office Lease Agreement between Circuit Research Labs, Inc. and Phoenix Investors #9, L.L.C., dated November 14, 2005.

10.2	Demand Note between Circuit Research Labs, Inc. and Jayson Russell Brentlinger.
SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CIRCUIT RESEARCH LABS, INC.

Date: April 6, 2006	By:	/s/ Robert McMartin

	Name:	Robert McMartin

	Title:	Executive Vice President and Chief Financial Officer

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